Exhibit 10.5
                                                                   ------------

THIS AGREEMENT MADE AND ENTERED INTO IN THE CITY AND DISTRICT OF MONTREAL, ON THE 2ND DAY OF OCTOBER, 1996

BY AND BETWEEN:    3294340 CANADA INC., a body politic and corporate, duly
                   incorporated according to the Canadian Business
                   Corporations Act, having its head office and principal place of business in the City of Montreal, Province of Quebec,

                   (hereinafter referred to as "Licensor")

                   PARTY OF THE FIRST PART
                   -----------------------

AND: THE WIDECOM GROUP INC., a body politic and corporate, duly incorporated according to the laws of the Province of Ontario, having its head office and principal place of business at 55, City Center Drive, in the City of Mississauga, Province of Ontario,

                   (hereinafter referred to as "Licensee")

                   PARTY OF THE SECOND PART
                   ------------------------


SECTION 25  -  PREAMBLE
-----------------------

25.1 WHEREAS pursuant to a license agreement entered into between the parties simultaneously with the execution hereof, Licensor has been granted by Licensee an exclusive license to use the Intellectual Property (as hereinafter defined) for research and development purposes in order to develop improvements, modifications, additions or alterations to the Intellectual Property so as to improve the Plotter, the Scanner and the Applications Software (as hereinafter defined) and to develop one or more new marketable products (the "License Agreement");

25.2 WHEREAS pursuant to the License Agreement, Licensor is the exclusive owner of any patents, technology, know-how and trade secrets resulting from any improvements, modifications, additions and alterations made to the Intellectual Property and developed by or on behalf of Licensor;

25.3 WHEREAS Licensee wishes to obtain an exclusive perpetual license from Licensor, commencing on the first day of the Commercialisation Period (as hereinafter defined), to i) use the Intellectual Property of Licensor (as hereinafter defined) for research and development purposes in order to develop improvements, modifications, additions or alterations to the Intellectual Property of Licensor and the Products (as hereinafter defined),
ii) manufacture, distribute, sell and market the Products in the Territory, and iii) grant any sub-licenses of those rights to third parties; and

25.4 WHEREAS Licensor wishes to grant such license to Licensee subject to the terms and conditions set forth hereinafter.

      NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

SECTION 26  -  INTERPRETATION
-----------------------------

26.1 Definitions. As used in this Agreement, initial capitalized terms defined in Schedule "2.1" shall have the meaning set out in such Schedule.

26.2 Gender. Any reference in this Agreement to any gender shall include both genders and the neutral, and words used herein importing the singular number only shall include the plural and vice versa.

26.3 Headings. The division of this Agreement into Sections, subsections and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

26.4 Severability. Any Section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed therefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from an illegal or unenforceable Section, subsection or other subdivision of this Agreement or any other provisions of this Agreement.

26.5 Entire Agreement. This Agreement together with any other instruments to be delivered pursuant hereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties.

26.6 Amendments. No amendment of this Agreement shall be binding unless otherwise expressly provided in an instrument duly executed by each Party hereto.

26.7 Waiver. Except as otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties.

26.8 Delays. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded. If the day on which such delay expires is not a Business Day, then the delay shall be extended to the next succeeding Business Day.

26.9 Preamble. The preamble hereof shall form an integral part of this Agreement.

26.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

26.11 Payments. Except as otherwise expressly provided in this Agreement, all payments under this Agreement shall be made in Canadian dollars by means of electronic transfer.

SECTION 27  -  GRANT OF RIGHTS BY LICENSOR
------------------------------------------

27.1 Licensor hereby grants to Licensee, and Licensee hereby accepts, commencing on the first day of the Commercialisation Period, the exclusive perpetual license to i) use the Intellectual Property of Licensor for research and development purposes in order to develop improvements, modifications, additions or alterations to the Intellectual Property of Licensor and the Products and ii) manufacture, distribute, sell and market the Products in the Territory (hereinafter called the "Rights") during the term of this Agreement.

27.2 Licensee may sub-license any of the Rights granted to Licensee under this Agreement. Any sub-license agreement entered into by Licensee shall contain terms and conditions substantially similar to the terms and conditions of this Agreement. The Parties agree that as Licensor is the owner of the Intellectual Property of Licensor, it is a third party beneficiary of the sub-license agreements; therefore, Licensor shall be entitled to enforce the terms and conditions of those agreements against sub-licensees, and to take any legal proceedings that may be necessary to protect its interests directly against any sub-licensee of Licensee if Licensee fails to properly protect the interests of Licensor under the terms of the relevant sub-license agreement. The parties to any such sub-license agreements shall acknowledge and agree that Licensor is a third party beneficiary of same and is entitled to enforce their terms and conditions against the sub-licensee thereunder. All sub-license agreements shall terminate upon termination of this Agreement.

27.3 Licensor, including any of its Affiliates, shareholders, directors, employees or consultants, shall not, directly or indirectly, at any time during the R&D Period, without Licensee's prior written consent, grant to any Person any right to use all or a portion of the Rights in the Territory so that it would or could create rights which may be in contravention with the license granted to Licensee hereunder. Commencing on the first day of the Commercialisation Period, Licensor, including any of its Affiliates, shareholders, directors, employees or consultants, shall not, directly or indirectly, at any time, without Licensee's prior written consent, use any of the Rights, or grant all or a portion of the Rights to any Person in the Territory.

SECTION 28  -  GRANT OF RIGHTS BY LICENSEE
------------------------------------------

28.1 Licensee hereby grants to Licensor, and Licensor hereby accepts, commencing on the first day of the Commercialisation Period, the right to use the Intellectual Property in association with the Intellectual Property of Licensor solely to manufacture, distribute, sell and market the Products in the Province of Quebec, in Canada, during the term of this Agreement ("Licensor's Rights").

SECTION 29  -  LICENSOR'S OBLIGATIONS
-------------------------------------

29.1 Following the execution of this Agreement, and at any other time upon request by Licensee, Licensor shall disclose to Licensee the Intellectual Property of Licensor and all other documents, information and data required by Licensee pursuant to the execution of this Agreement, including, without limitation, the source-code of the Software of Licensor and the Applications Software of Licensor.

SECTION 30  -  LICENSEE'S OBLIGATIONS
-------------------------------------

30.1 Commencing on the first day of the Commercialisation Period, Licensee undertakes to do one or both of the following: i) use the Intellectual Property of Licensor for research and development purposes in order to develop improvements, modifications, additions or alterations to the Intellectual Property of Licensor and the Products and ii) manufacture, distribute, sell and market the Products in the Territory. Licensee shall use its commercially reasonable efforts to promote and stimulate interest in, and market and sell the Products in the Territory.

30.2 In consideration for the grant of the Rights, Licensee shall pay to Licensor a continuing royalty-fee equal to the aggregate of (the "Royalty"):

      30.2.1    0.5% of Net Revenue;

      30.2.2    0.5% of Licensing Revenue; and

      30.2.3    0.5 % of the Sales Price.

The Royalty shall be payable no later than the 15th day of the month following the end of each calendar quarter during the term of this Agreement.

30.3 Licensee shall keep accurate and complete books and records relating to its operation in order that the Royalty payable hereunder may be accurately determined and the statements furnished by Licensee hereunder verified. Such books and records shall be made available to Licensor throughout the term of this Agreement and for a period of two (2) years thereafter for inspection and/or audit by any duly authorized representatives of Licensor. Licensee shall cooperate fully with the representatives of Licensor during such inspection or audit. Whenever any such inspection or audit discloses an understatement of Net Revenue, Licensing Revenue or Sales Price for any period, Licensee shall pay to Licensor, within fifteen (15) days of the receipt of a statement in respect of such inspection or audit, all amounts due and unpaid hereunder by reason of such understatement, together with interest thereon at the rate set forth in subsection 13.2 hereof. In addition, whenever any such inspection and/or audit discloses an understatement, in excess of two percent (2%), of Net Revenue, Licensing Revenue or Sales Price for any period, all reasonable expenses in connection with such inspection and/or audit shall be paid by Licensee to Licensor on demand. Within ninety (90) days of the end of each calendar year, Licensee shall submit to Licensor a detailed statement prepared by an independent chartered accountant attesting to the Net Revenue, Licensing Revenue and Sales Price for such calendar year.

SECTION 31  -  IMPROVEMENTS, MODIFICATIONS AND ADDITIONS
--------------------------------------------------------

31.1 The Parties hereby agree that any improvements, modifications, additions and alterations made to the Intellectual Property of Licensor or the Products and any patents, technology, know-how and trade secrets resulting from such improvements, modifications, additions and alterations developed by or on behalf of Licensee, its agents, employees, consultants or representatives at any time during the term of this Agreement shall be the exclusive property of Licensee. Licensor shall cooperate fully with and assist Licensee in obtaining, at Licensee' expense, patents, copyrights, industrial designs, trademarks and other intellectual property registration with respect to such improvements, modifications, additions and alterations.

SECTION 32  -  CONFIDENTIAL INFORMATION
---------------------------------------

32.1 Each Party hereby acknowledges that it may receive Confidential Information from the other Party (the "Disclosing Party"). Each Party hereby acknowledges, accepts and agrees that:

      32.1.1 the Confidential Information is non public and confidential and shall at all times remain the property of the Disclosing Party;

      32.1.2 the disclosure by the Disclosing Party of the Confidential Information to the other Party (the "Receiving Party") is for the sole purpose of enabling it to carry out its obligations under the terms of this Agreement; and

      32.1.3 the Receiving Party shall not assert, directly or indirectly, any right with respect to the Confidential Information which may impair or be adverse to the Disclosing Party's ownership thereof.

32.2 Each Party shall keep the Confidential Information, and the fact that the Confidential Information has been provided, confidential at all times (regardless of the extent or duration of the relationship of the Parties and regardless of whether such Confidential Information was disclosed before or after the date of this Agreement) and shall not disclose such Confidential Information, in whole or in part, to any person other than to its sub-licensees, agents, employees and other authorized representatives (collectively herein referred to as the "Representatives") who need to know such information in connection with the performance of its obligations under the terms of this Agreement or under the terms of any sub-license granted pursuant to the provisions of subsection 3.2, without the prior written consent of the Disclosing Party. Each Party agrees to use, and shall use its best efforts to ensure that its Representatives use, the same degree of care as such Party uses to protect its own Confidential Information. Each Party shall inform its Representatives of the confidential nature of the Confidential Information and shall require such Representatives to keep such information confidential. Each Party shall inform its Representatives of the confidential nature of the Confidential Information and shall require such Representatives to keep such information confidential. Each Party shall be fully responsible for any breach of this Agreement by its Representatives.

32.3 Any Confidential Information disclosed by the Disclosing Party shall remain the sole and exclusive property of the Disclosing Party.

32.4 Any Confidential Information supplied to the Receiving Party by the Disclosing Party prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement.

32.5 In the event of a material breach of the undertakings of either party under this Section 7, money damages may be inadequate and the Disclosing Party shall be entitled to seek injunctive relief and specific performance. Such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies available at law. The Disclosing Party shall be entitled to reasonable legal fees (including reasonable attorney's fees and expenses) and other costs reasonably incurred to remedy any and all material breaches by the Receiving Party of this Agreement.

SECTION 33  -  TERM AND TERMINATION
-----------------------------------

33.1 Term. Subject to the provisions of Section 8.2 hereof, the grant herein of the Rights and Licensor's Rights is in perpetuity commencing on the first day of the Commercialisation Period.

33.2 Default. Without prejudice to any other remedy available at law, either Party (the "Notifying Party") shall have the right to terminate this Agreement immediately upon written notice to the other Party (the
"Defaulting Party") if:

      33.2.1 there is a material breach by the Defaulting Party of any provision of this Agreement other than the provisions of Section 7, provided such breach continues unremedied for at least sixty (60) days after written notice of such is given to the Defaulting Party;

      33.2.2 there is a breach by the Defaulting Party of any provision of Section 7; or

      33.2.3    an Event of Default occurs with respect to the Defaulting
      Party.

33.3 Without prejudice to any other remedy available at law, if Licensor is the Defaulting Party and has not remedied the material breach within the sixty (60) day delay following written notice, if any, pursuant to subsection 8.2.1, Licensee's obligation to pay the Royalty shall be suspended from the date of the material breach until such material breach is remedied.

33.4    Upon termination of this Agreement:

      33.4.1 Licensee will cease to hold any interest in the Rights granted to it in this Agreement and the Intellectual Property of Licensor;

      33.4.2 Licensor will cease to hold any interest in the Licensor's Rights granted to it in this Agreement and the Intellectual Property;

      33.4.3 all amounts owing to Licensor will become due and payable without notice; and

      33.4.4 Licensee will immediately deliver to Licensor all documentation or other information provided to Licensee under this Agreement, without retaining any copy or record of them.

33.5 Termination of this Agreement for any reason whatsoever will not release the Parties from any obligation which remains unfulfilled at that time or release the Parties from those obligations which survive such termination including, without limiting the forgoing, the obligations set forth in Sections 7 and 11.

SECTION 34  -  REPRESENTATIONS AND WARRANTIES
---------------------------------------------

34.1 Licensor hereby represents and warrants that the following representations and warranties are true and accurate as of the date of execution of this Agreement and shall, as of the first day of the Commercialisation Period, confirm that such representations and warranties are true and accurate as of the first day of the Commercialisation Period:

      34.1.1 that it has all the rights and power to enter into this Agreement;

      34.1.2 that the undersigned officer has full authority to execute this Agreement.

34.2 Licensor shall, as of the first day of the Commercialisation Period, represent and warrant to Licensee and confirm that such representations and warranties are true and accurate as of the first day of the Commercialisation Period:

      34.2.1 that it owns the Intellectual Property of Licensor, and that the Intellectual Property of Licensor constitutes all the intellectual property resulting from the research and development performed under the License Agreement;

      34.2.2    that it has the right to grant the Rights;

      34.2.3 that the Intellectual Property of Licensor is free and clear of any hypothecs, liens or encumbrances. However, in the event that Licensor wishes to hypothecate or encumber any of the Intellectual Property of Licensor, Licensor hereby agrees and undertakes to inform its creditors of the existence of this Agreement;

      34.2.4 that the Patents of Licensor, if any, are duly registered with, filed in or issued by, as the case may be, the appropriate Authorities and that such registrations, filing and issuances remain in full force and effect;

      34.2.5 that the execution, delivery and performance of this Agreement, the granting of the Rights and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement, written or oral, governing the Intellectual Property of Licensor and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of Licensor' rights to the Intellectual Property of Licensor or in any way impair the right of Licensor to bring any action for the infringement of the Intellectual Property of Licensor or any part thereof;

      34.2.6 that there are no pending or, to the best of Licensor's knowledge, threatened proceedings, litigation or other adverse claims affecting, or with respect to, the Intellectual Property of Licensor or any part thereof and no Person, to the best of Licensor's knowledge, is infringing the Intellectual Property of Licensor.

34.3    Licensee hereby represents and warrants:

      34.3.1 that it has all the rights and power to enter into this Agreement;

      34.3.2 that the undersigned officer has full authority to execute this Agreement;

      34.3.3 that this Agreement does not violate the terms of any other agreement to which Licensee is subject or to which Licensee is bound.

SECTION 35  -  VALIDITY AND INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF
------------------------------------------------------------------------
               LICENSOR
               --------

35.1 Licensor will, at Licensee's sole cost and expense, maintain the validity of the Patents of Licensor and take all steps to register the Patents of Licensor in any jurisdictions as may be required by Licensee from time to time.

35.2 Each Party shall promptly notify the other of any infringement or threatened infringement by a third party of the Intellectual Property of Licensor as well as any action to invalidate or revoke the Intellectual Property of Licensor which may come to its attention.

35.3 The Parties shall consult with one another with respect to each infringement or violation of the Intellectual Property of Licensor.
Whenever the Parties conclude that proceedings should be taken with respect to any such infringement or violation, they shall promptly and diligently prosecute same and each party shall assume one-half (1/2) of the costs and expenses related thereto and be entitled to one-half (1/2) of all recoveries and awards therefrom. Whenever a Party advises the other Party that it does not intend to participate in any such proceedings, the other Party shall be free to prosecute same and shall pay all costs and expenses related thereto and be entitled to all recoveries and awards therefrom. Licensor shall, however, be entitled to join in any such proceedings at any time. The parties shall at all times fully cooperate in the prosecution of all such proceedings.

35.4 If only one of the Parties decides to institute suit or action, it is understood that the Party that did not institute suit or action shall render all reasonable assistance to the Party that did institute suit or action, including, but not limited to, executing all documents as may be reasonably requested by the Party that did institute such suit or action, and providing all necessary documentation evidencing the infringement that such Party has in its possession or may acquire thereafter.

35.5 In the event that Licensee initiates any and all lawsuits involving or relating to the Intellectual Property of Licensor, it shall do so in good faith and to the best of its ability.

35.6 Licensee shall not contest the ownership or validity of the Intellectual Property of Licensor, whether directly or indirectly, at any time during the term of this Agreement or at any time thereafter.

SECTION 36  -  INDEMNIFICATION
------------------------------

36.1 Licensee shall indemnify and save and hold Licensor harmless from and against any debts, liabilities, claims, actions, causes of actions, suits, damages, losses, costs and expenses, including injury or death to persons, damage to property and reasonable attorneys' fees and expenses, which Licensor is or may become liable for or be compelled to pay as a result or by reason of any act or omission of Licensee or its directors, officers, servants, agents or employees in connection with Licensee' performance under the terms of this Agreement, or arising or resulting in any way from the use of the Products manufactured or sold by or on behalf of Licensee, or arising or resulting from the use of the Intellectual Property of Licensor, subject to the provisions of subsection 11.2 hereof.

36.2 Licensor shall indemnify and save and hold Licensee harmless from and against any debts, liabilities, claims, actions, causes of action, suits, damages, losses, costs and expenses, including injury or death to persons, damage to property and reasonable attorneys' fees and expenses, which Licensee is or may become liable for or be compelled to pay as a result or by reason of any act or omission of Licensor or its directors, officers, servants, agents or employees in connection with Licensor's performance under the terms of this Agreement, or any defects of the Intellectual Property of Licensor, or by reason of any proceeding of a third party claiming that the use of all or any part of the Intellectual Property of Licensor by Licensee constitutes an infringement of its rights.

36.3 Commencing on the first day of the Commercialisation Period and for a period of two (2) years after the termination of this Agreement, each Party shall maintain comprehensive general public liability insurance, including blanket contractual liability and personal injury liability endorsements, against claims for product liability and such other claims as are contemplated herein. Such insurances shall be for no less than five million canadian dollars ($5,000,000 CDN) per occurrence and shall be written with a reputable insurer. The other Party shall be named as an additional insured, as its interest may appear, under each such policy of insurance. Each such policy shall contain an endorsement providing that coverage thereunder shall not be amended, reduced or cancelled without thirty (30) days prior written notice having been provided to the other Party.

SECTION 37  -  NOTICES
----------------------

37.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be given by telecopier, or delivered by hand, to the other Party at the following addresses:

if to Licensor:               3294340 CANADA INC.
                              c/o Raja Tuli
                              55 City Centre Dr.
                              Suite 500
                              Mississauga, Ontario
                              L5B 1M3

                              Telecopier: (905) 566-0181

if to Licensee:               THE WIDECOM GROUP INC.
                              55, City Center Dr.
                              Suite 500
                              Mississauga, Ontario
                              L5B 1M3

                              Attention: The President

                              Telecopier: (905) 566-0181


with a copy in all cases to:  LAPOINTE ROSENSTEIN
                              1250 Rene-Levesque Blvd. West
                              Suite 1400
                              Montreal, Quebec
                              H3B 5E9

                              Attention: Perry Kliot

                              Telecopier: (514) 925-9001


or at such other address as the parties may have previously indicated to the other Party in writing in conformity with the foregoing. Any such notice, request, demand or other communication shall be deemed to have been received on the date of delivery if delivered by hand, or the next Business Day immediately following the date of transmission if sent by telecopier. The original copy of any notice sent by telecopier shall be forwarded to the other Party by registered mail, receipt return requested.

SECTION 38  -  MISCELLANEOUS PROVISIONS
---------------------------------------

38.1 Press release. Any press release or any public announcement, statement or publicity with respect to the transaction contemplated in this Agreement shall be made only with the prior consent of both Parties.

38.2 Interest rate. Subject to the provisions of subsection 5.2 hereof, all amounts owing by Licensee hereunder shall be paid without any deduction, set-off or compensation whatsoever. All amounts which remain unpaid by Licensee to Licensor hereunder for more than three (3) days following their respective due date shall bear interest at an annual rate of interest equal to three percent (3%) more than the rate of interest advertised from time to time by The Royal Bank of Canada at its principal place of business in Montreal, Province of Quebec, Canada as the annual rate of interest charged to its most credit-worthy customers for commercial loans in canadian currency.

38.3 Further documents. Each Party upon the request of the other, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

38.4 Successors and assigns. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Licensee shall not assign any of its rights, title and interest in and to this Agreement without Licensor's prior written consent, which consent shall not be unreasonably withheld or delayed.

38.5 Time of the essence. Time shall be of the essence in this Agreement.

38.6 Arbitration. Any dispute or controversy between the Parties relating to any matter arising out of or connected with the rights and obligations of the Parties hereto under this Agreement shall be settled in accordance with the provisions of subsection 6.11 and Section 18 of the Shareholders Agreement.

38.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

38.8 Language. The parties hereto confirm their consent that this Agreement as well as all documentation contemplated hereby or pertaining hereto or to be executed in connection herewith be drawn up in the English language; les parties consentent a ce que cette convention de meme que tous documents envisages par les presentes ou y ayant trait ou qui seront signes relativement aux presentes soient rediges en anglais.

IN WITNESS WHEREOF, the Parties have signed at the place and on the date first hereinabove mentioned.


3294340 CANADA INC.                    THE WIDECOM GROUP INC.


Per:                                   Per:
      Raja S. Tuli                           Raja S. Tuli


                                                              Licence Agreement


                               SCHEDULE "2.1"

                                 DEFINITIONS


"Affiliate" of a Person means an entity which controls, is controlled by, or is under common control with such Person; however, the Parties shall not be deemed to be "Affiliates" of one another for the purposes of this Agreement;

"Applications Software" has the meaning ascribed thereto in the License
Agreement;

"Applications Software of Licensor" means all improvements, modifications, additions and alterations made to the Applications Software and developed by or on behalf of Licensor pursuant to the License Agreement, as well as any software developed as part of the research and development performed by Licensor or on behalf of Licensor, designed to be used with any marketable product manufactured using the Intellectual Property, the Intellectual Property of Licensor, any Software and any Software of Licensor and which may be licensed independently from any such marketable product;

"Authorities" means, in any jurisdiction, all applicable governmental or regulatory bodies, agencies, officials, and other authorities in such jurisdiction;

"Business Day" means any day, other than a Saturday or Sunday or a day on which the principal commercial banks in the Province of Quebec are not open for business during normal banking hours;

"Commercialisation Period" means the period commencing on the first day following the expiration of the R & D Period;

"Confidential Information" means all concepts, methods, procedures, inventions, know-how, secrets, data and other information, whether in written, printed, electronic, unrecorded or any other form whatsoever, and whether known now or developed throughout the duration of this Agreement and which relates in any way to the Intellectual Property of Licensor or the Products, including the chemistry, processes, research and development, manufacture and use thereof, and all communications and documentation relevant to the Intellectual Property of Licensor or the Products, or which relates in any way to the business of the Disclosing Party, except for information that the Receiving Party can reasonably demonstrate:

            a) is in the public domain (provided that information in the public domain has not or does not come into the public domain as the result of disclosure by a receiving Party);

            b) is known to the Receiving Party prior to disclosure by the other Party; or

            c) becomes available to a Party on a non-confidential basis from a source other than the Disclosing Party; or

            d) is independently developed by the Receiving Party through Persons who have not had access to, or knowledge of the Confidential Information of the Disclosing Party;

"Event of Default" means, with respect to any Defaulting Party, the occurrence of any of the following events:

            a) an order is made or a resolution or other action is taken for the dissolution, liquidation, winding up or other termination of the corporate existence of the Defaulting Party; or

            b) the Defaulting Party commits an act of bankruptcy, becomes insolvent; makes an assignment for the benefit of its creditors or proposes to its creditors a reorganization, arrangement, composition or readjustment of its debts or obligations or otherwise proposes to take advantage of or shelter under any legislation for the protection of debtors; or

            c) if any proceeding is taken with respect to a compromise or arrangement, or to have the Defaulting Party declared bankrupt or to have a receiver appointed in respect of the Defaulting Party or a substantial portion of its property such proceeding is instituted by the Defaulting Party or is not opposed by the Defaulting Party or such proceeding is instituted by a Person other than the Defaulting Party and the Defaulting Party does not proceed diligently and in good faith to have such proceeding withdrawn forthwith; or

            d) the Defaulting Party is placed under judicial management, provisionally or finally, or a receiver or a receiver and manager of any of the assets of the Defaulting Party is appointed and such receiver, receiver and manager is not removed within sixty (60) days of such appointment unless the Defaulting Party diligently contest, in good faith, the validity of the appointment of such receiver or receiver and manager; or

            e) the Defaulting Party ceases or takes steps to cease to carry on its business;

"Know-How" has the meaning ascribed thereto in the License Agreement;

"Know-How of Licensor" means all present technical knowledge, unpatented inventions, manufacturing and trade secrets, secret processes, manufacturing procedures, methods, as well as current and accumulated experience acquired by Licensor related to improvements, modifications, additions and alterations to the Know-How and developed by or on behalf of Licensor pursuant to the License Agreement;
"Intellectual Property" has the meaning ascribed thereto in the License
Agreement;

"Intellectual Property of Licensor" means the Patents of Licensor, the Know-How of Licensor and the Software of Licensor;

"Licensing Revenue" means the total revenue received by Licensee from each if its sub-licensees under the sub-license agreements entered into pursuant to subsection 3.2 hereof, less any sums collected by Licensee for any duly constituted governmental authority and paid out to such authority on account of any tax imposed by such authority upon such amounts including, without limitation, any value added tax;

"Net Revenue" means the aggregate of all sales prices charged from time to time by Licensee in connection with the sale of Products, less any sums collected by Licensee for any duly constituted governmental authority and paid out to such authority on account of any tax imposed by such authority upon the sale of Products including, without limitation, any value added tax;

"Parties" means Licensor and Licensee and their respective successors and permitted assigns and "Party" means any one of them;

"Patents" has the meaning ascribed thereto in the License Agreement;

"Patents of Licensor" means any issued patents and patent applications or parts thereof which describe or claim subject matter conceived or reduced to practice by Licensor resulting from improvements, modifications, additions and alterations to the Patents and developed by or on behalf of Licensor pursuant to the License Agreement and any reissues, extensions, substitutions, confirmations, registrations, revalidations, additions or continuations, continuations-in-part, and divisions of the foregoing which are granted hereafter;

"Person" means an individual, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns have a similarly extended meaning;

"Plotter" means a 36-inch-wide plain paper printer developed by Licensor and known as the "WIDEfax Plotter";

"Products" means i) the improved Plotter or Scanner and any other new marketable product manufactured using the Intellectual Property and the Intellectual Property of Licensor, and ii) any Applications Software of Licensor;

"R & D Period" means the period commencing on the date of execution of the License Agreement and terminating on the earlier of i) the expiration of a five (5)-year period, or ii) the date on which Licensee shall have confirmed to Licensor that the research and development conducted by Licensor and contemplated by the License Agreement has been completed to Licensee's satisfaction, or iii) the date on which no more funds shall be available to Licensor to pursue the research and development contemplated in the License Agreement;

"Sales Price" means the aggregate of all sales prices charged from time to time by Licensee to its sub-licensees under the sub-license agreements entered into pursuant to subsection 3.2 hereof in connection with the sale to any sub-licensees of any equipment or other materials required by any such sub-licensee to give effect to the terms of its sub-license, less any sums collected by Licensee for any duly constituted governmental authority and paid out to such authority on account of any tax imposed by such authority upon the sale of such equipment or other materials including, without limitation, any value added tax;

"Scanner" means a color wide format scanner capable of scanning a document up to 36" wide and known as the "WIDEfax Scan";

"Shareholders Agreement" means the Memorandum of Agreement dated October 2, 1996, among the Parties, 3294412 Canada Inc., 3294421 Canada Inc. and Societe Innovatech du Grand Montreal, setting forth the terms and conditions which will govern the relationship of Licensor, Licensee, 3294412 Canada Inc., 3294421 Canada Inc. and Societe Innovatech du Grand Montreal as shareholders of Licensor;

"Software" has the meaning ascribed thereto in the License Agreement;

"Software of Licensor" means all improvements, modifications, additions and alterations made to the Software, as well as any other software, other than the Applications Software of Licensor, developed as part of the research and development performed by Licensor or on behalf of Licensor pursuant to the License Agreement;

"Territory" means the world, except for the Province of Quebec, in Canada.